Exhibit 10.9
January 16, 2026
Josh Jepsen
[Email Address]
Re:    Offer Letter
Dear Josh:
I am pleased to confirm our offer to you to become Chief Financial Officer, Aerospace Technologies. The role, which is effective on a mutually agreeable date (“Effective Date”), is based in Phoenix, Arizona and reports directly to Jim Currier.
As you know, we anticipate that Honeywell’s Aerospace Technologies business will be spun off as an independent public company known as Honeywell Aerospace, Inc. (“New Aerospace”) at some point in the third quarter of 2026 (the actual spin-off date, if applicable, is hereinafter referred to as the “Separation Date”). At the Separation Date, you will become the Senior Vice President & Chief Financial Officer of New Aerospace, reporting directly to New Aerospace’s Chief Executive Officer, Jim Currier. In this role, you will be an executive officer of New Aerospace.
Your employment with Honeywell (and ultimately New Aerospace) shall be subject to the terms and conditions of this offer letter.1
COMPENSATION
Base Salary: As of the Effective Date, your annual base salary will be $1,000,000. After the Separation Date, your base salary may be increased by the compensation committee of New Aerospace’s Board of Directors from time to time. Any increases are based on your performance and other relevant factors.
Annual Incentive Compensation: Your target incentive compensation opportunity with both Honeywell and New Aerospace will be 100% of your annual cash base salary earnings during the year. For 2026, your incentive compensation award will be based on your actual earnings plus the earnings you would have received had your start date been January 1, 2026. Incentive compensation awards are paid in the first quarter of the following year.
For the full 2026 performance year, your incentive compensation award shall be paid entirely by New Aerospace (i.e., no pro-rated incentive award shall be paid by Honeywell), provided the
1 Your compensation must be officially approved by the Management Development and Compensation Committee of the Honeywell’s Board of Directors (“MDCC”). If not already approved, it is expected that your compensation package will be retroactively approved at the next regularly scheduled meeting of the MDCC, which is expected to be on or about February 12, 2026.

spin is effectuated prior to March 15, 2027. If the spin is not effectuated by March 15, 2027, Honeywell will make such payment.
Annual Long-Term Incentive Awards With New Aerospace: After the Separation Date, you will receive a long-term incentive (“LTI”) award from New Aerospace with a grant date value equal to $4,400,000 consisting of stock options, restricted stock units, performance stock units or cash awards, or some combination thereof, as determined by New Aerospace in its sole discretion. Thereafter, you will be eligible to receive annual LTI awards from New Aerospace that have an annual target grant date value equal to $4,400,000. The actual size and mix of your future New Aerospace LTI awards will be determined by the compensation committee of New Aerospace’s Board of Directors. The terms of the New Aerospace LTI awards will be governed by the terms of the applicable stock plan and the relevant award agreements.
SIGN-ON AWARDS
You will receive a cash sign-on bonus of $1,525,000, payable within 30 days of your start date. By signing this offer letter below, you agree to repay Honeywell the gross sign-on bonus amount in one lump sum if you (i) resign your employment with Honeywell or New Aerospace, for any reason, or (ii) are involuntarily terminated for Cause2 by Honeywell or New Aerospace within 36 months of your Effective Date.
You will receive a grant of Honeywell stock options and restricted stock units (“RSUs”) with a grant date value equal to $10,000,000 (“Sign-On Equity”).3 The Sign-On Equity shall be granted under, and shall be subject to the terms of, the applicable Stock Incentive Plan of Honeywell International Inc. and its Affiliates and governed by the relevant award agreement. The Sign-On Equity grant will be effective on the earlier of your Effective Date or the next trading date after your Effective Date. The stock options will vest 33%/33%/34% on the first, second and third anniversaries of the grant date, provided in all cases you continue to be employed by Honeywell or New Aerospace on the applicable anniversary dates. The RSUs will vest 20%/50%/30% on the first, second and third anniversaries of the grant date, provided in all cases you continue to be employed by Honeywell or New Aerospace on the applicable anniversary dates. Moreover, Honeywell shall convert the Sign-On Equity award into New Aerospace stock options and RSUs of equal value (with substantially similar terms) as of the Separation Date. For the avoidance of doubt, should you be terminated other than for Cause, any unvested portion of the sign-on award will continue to vest as scheduled.
2 “Cause” means any of the following: (i) clear evidence of a significant violation of the company’s Code of Business Conduct; (ii) the misappropriation, embezzlement or willful destruction of company property; (iii)(A) the willful failure to perform, (B) gross negligence in the performance of, or (C) intentional misconduct in the performance of, your duties that results in harm to the business of the company; (iv) the conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised); (v) the failure to cooperate fully in a company investigation or the failure to be fully truthful when providing evidence or testimony in such investigation; or (vi) clear evidence of the willful falsification of any financial records of the company that are used in compiling the company’s financial statements or related disclosures, with the intent of violating Generally Accepted Accounting Principles or, if applicable, International Financial Reporting Standards.
3 Allocated 50%/50% to stock options and RSUs, respectively.

OTHER EXECUTIVE BENEFITS
You will also be entitled to the following Executive Benefits:
•Welfare and Retirement: As provided to other employees of Honeywell and New Aerospace (to be determined).
•Vacation: As provided to other senior executives of Honeywell and New Aerospace (to be determined).
•Excess Liability Insurance: As provided to other senior executives of Honeywell and New Aerospace (to be determined, but a minimum of $5,000,000).
•Executive Severance: As provided to other senior executives of Honeywell or executive officers of New Aerospace (to be determined).4
Details of Honeywell’s executive benefits are outlined in Exhibit A. Note, while New Aerospace will initially mirror Honeywell’s benefits, New Aerospace may decide to alter those plans and programs after the spin-off.
RELOCATION
A condition of the offer is that you agree to relocate to the Phoenix, Arizona area no later than June 30, 2026. You will be eligible for relocation assistance in accordance with the applicable company’s executive relocation guidelines. If you fail to so relocate by June 30, 2026 (or such later date as may be extended by Jim Currier in his sole and absolute discretion), you agree that you will be (i) treated as a voluntary quit for all purposes, including but not limited to this Offer Letter, any relocation policy, severance benefits and equity awards, and (ii) separated from the company.
CORPORATE HOUSING
For the period commencing on your Effective Date and ending June 30, 2026, Honeywell shall cover the reasonable corporate housing costs associated with your presence in the Phoenix, Arizona office. After June 30, 2026, any costs associated with your presence in the Phoenix, Arizona office shall be your sole responsibility.
STOCK OWNERSHIP GUIDELINES FOR COMPANY OFFICERS
As an Executive Officer of New Aerospace, you will be required to hold a multiple of your annual base salary in New Aerospace shares in accordance with New Aerospace’s Stock Ownership Guidelines (to be determined).
PRE-EMPLOYMENT REQUIREMENTS
4 In the event the spin-off of Honeywell’s aerospace business unit has not been completed by March 15, 2027, you will be entitled to 24 months of base salary continuation and incentive compensation at target in the event of your involuntary termination of employment other than for Cause.

Upon your acceptance of this offer, a Honeywell representative will contact you regarding certain pre-employment requirements that need to be completed prior to your start date (e.g., drug screen, I-9 completion, paycheck direct deposit, etc.). NOTE: Your offer is contingent upon a satisfactory background check and negative drug screen.
INTELLECTUAL PROPERTY AND NON-COMPETITION AGREEMENTS
As a condition of this employment offer, you are required to execute, in the form attached hereto, (i) Honeywell’s “Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information” (“IP Agreement”), and (ii) the “Honeywell International Inc. Noncompete Agreement for Select Management Employees” (“Noncompete Agreement”), both of which are attached hereto.
In addition, you will be required to execute, in a form substantially similar to the corresponding Honeywell agreements, New Aerospace’s intellectual property agreement and noncompete agreement for senior executives. Such agreements will be provided to you prior to the Separation Date.
ACCEPTANCE OF OFFER
Please indicate your acceptance of this offer by electronically signing this offer letter, as well as the IP Agreement and Noncompete Agreement, via DocuSign.
Josh, we are excited to be extending this offer to you and look forward to your anticipated success with New Aerospace.
If you have any questions or need any further information about our offer, please contact me directly.
Congratulations,

/s/ Karen Mattimore 16-Jan-2026
Karen Mattimore
Senior Vice President and Chief Human Resources Officer

Read and Accepted:
/s/ Josh Jepsen	16-Jan-2026
JOSH JEPSEN	Date
All businesses experience changing conditions. Accordingly, we reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs, and your employment with Honeywell or New Aerospace will be on an “at will” basis. This means that there is no guarantee of employment for any specific period, and either you or Honeywell/New Aerospace may terminate your employment at any time.

EXHIBIT A
EMPLOYEE BENEFITS
Savings Plan: Upon employment, you are eligible to participate in Honeywell’s 401(k) savings plan (“Savings Plan”). Please refer to the Savings Plan’s SPD for further details about your contributions and the Company’s match. Company matching contributions are made in Honeywell stock.
The Company’s matching contribution is fully vested after three (3) years of service at Honeywell.
You will be able to direct the investment of your contributions to the Savings Plan among a number of attractive investment opportunities. After you become vested in your Company match account, you will similarly be eligible to direct the investment of those funds.
Your current savings in a qualified 401(k) plan may be eligible to be rolled over to the Savings Plan.
Medical and Dental Plans: Honeywell’s medical and dental plans provide competitive and comprehensive coverage. Coverage begins on the first day of employment. The Company’s health plans cover pre-existing conditions if you enroll within 31 days of first becoming eligible for the plans.
Short Term Disability (STD): A benefit of up to 6 months base salary will be provided.
Long Term Disability (LTD): The plan provides 60% of your base salary and incentive compensation target up to a maximum of $30,000 per month. This plan is fully contributory.
Life Insurance:
•Group Life will be provided on a non-contributory basis in an amount equal to one (1) times your base salary. Additionally, Group Universal Life is available; equal to eight (8) times base salary and is contributory on an attractive group basis. Group Universal Life amounts over $250,000 are subject to evidence of good health.
•Accidental Death and Dismemberment insurance will be provided on a non-contributory basis in an amount equal to one and one-half times your base salary. Additionally, Accidental Death and Dismemberment insurance is available on a contributory basis and provides a benefit up to a maximum of eight (8) times your base salary.
•Business Travel Accident insurance is provided on a non-contributory basis, and provides a death benefit in the case of a business-related accident, of up to five (5) times your annual base salary (up to a maximum of $2.0 million).
Excess Liability Insurance: Honeywell will pay the annual premium for an Excess Liability Insurance policy that provides $5,000,000 of personal liability umbrella coverage per occurrence.

NOTE: Once you become an officer at New Honeywell, the benefit level is increased to $20,000,000.
Executive Severance: Currently, the benefit level under the Executive Severance Plan is nine (9) months of base salary continuation (six (6) months if you have less than two (2) years of service with Honeywell on your termination date) in the event you are involuntarily terminated other than for Cause (as defined under the Executive Severance Plan). You will be required to execute a release of claims in favor of Honeywell and its affiliates, and you may be required to agree to certain non-disclosure covenants, as a condition of receiving executive severance benefits. NOTE: Once you become an officer at New Honeywell, the benefit level is increased to twelve (12) months of base and bonus (twenty-four (24) months in the event of a change in control).